Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-53405

Prospectus Supplement No. 2

(to Prospectus dated December 10, 1999)

TO: Participants in the Stockholder Dividend Reinvestment and Stock Purchase Plan

Pursuant to authority provided in the Plan, the Board of Directors has taken action to reinstate the Voluntary Cash Contribution investment option under the Company’s Stockholder Dividend Reinvestment and Stock Purchase Plan, effective September 1, 2009. Beginning September 1, 2009, Plan participants will again be permitted to make voluntary cash contributions for the purchase of additional stock in accordance with the terms of the Plan, as described in the Prospectus dated December 10, 1999. Additionally, the Full and Partial Dividend Reinvestment options will continue as currently in effect.

As more particularly described on page 9 of the Prospectus under the heading “Voluntary Cash Contributions”, shareholders who have elected to have dividends reinvested in accordance with the Plan may also elect to make voluntary cash contributions to be applied to the purchase of shares of Orrstown common stock on a quarterly basis. Such contributions may not be less than $100 or more than $2,500 per quarter.

If you have any questions, please do not hesitate to contact the Plan Administrator at the address and telephone number shown below. In order to participate, please complete the enclosed Authorization and Enrollment Form and return it to the Plan Administrator in the provided return envelope. Thank you for your continued interest in Orrstown Financial Services, Inc.

This Prospectus Supplement No. 2 should be read in conjunction with our Prospectus dated December 10, 1999 relating to the Orrstown Financial Services, Inc. Dividend Reinvestment and Stock Purchase Plan. A copy of the Prospectus may be obtained from the Plan Administrator. This Prospectus Supplement supercedes Prospectus Supplement No. 1 dated January 24, 2002 in its entirety.

Plan Administrator:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

Attn: Dividend Reinvestment Department

1-800-368-5948

The date of this Prospectus Supplement No. 2 is August 24, 2009